Exhibit (99.1)
Consolidated Financial Statements


The following exhibit comprises the Financial Statements and Supplementary Data as specified by Item 7 of Part II of Form 10-KSB.

                  The Sagemark Companies, Ltd. and Subsidiaries
                        Consolidated Financial Statements
                                December 31, 2003

INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholders of The Sagemark Companies Ltd.
New York, New York


     We have audited the accompanying consolidated balance sheet of The Sagemark Companies Ltd. and its subsidiaries as of December 31, 2003, and the related consolidated statements of operations, comprehensive loss, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Sagemark Companies Ltd. and its subsidiaries as of December 31, 2003, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.






MOORE STEPHENS, P.C.
Certified Public Accountants,

Cranford, New Jersey
February 13, 2004

The Sagemark Companies Ltd. and Subsidiaries
Consolidated Balance Sheet
As of December 31, 2003
---------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
Cash                                                             $  526,000
Patient accounts receivable, net                                    527,000
Management fees receivable                                          239,000
Marketable securities, current                                        6,000
Other current assets                                                123,000
---------------------------------------------------------------------------
Total current assets                                              1,421,000
---------------------------------------------------------------------------

FIXED ASSETS:
Furniture, fixtures, equipment and
 leasehold improvements, net                                      5,527,000
Equipment held under capitalized lease obligations, net             159,000
---------------------------------------------------------------------------
Total fixed assets - net                                          5,686,000
---------------------------------------------------------------------------

OTHER ASSETS:
Investment in unconsolidated affiliate                            2,080,000
Marketable securities, restricted                                     1,000
Other assets                                                        201,000
---------------------------------------------------------------------------
Total other assets                                                2,282,000
---------------------------------------------------------------------------
TOTAL ASSETS                                                     $9,389,000
===========================================================================

See Notes to Consolidated Financial Statements.

The Sagemark Companies Ltd. and Subsidiaries
Consolidated Balance Sheet
As of December 31, 2003
---------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable                                               $    717,000
Accounts payable, related parties                                   307,000
Accrued payroll                                                     235,000
Accrued dividends                                                    44,000
Other accrued expense                                               149,000
Current portion of notes payable                                  1,224,000
Current portion of capitalized lease obligations                     42,000
---------------------------------------------------------------------------
Total current liabilities                                         2,718,000
---------------------------------------------------------------------------

LONG-TERM DEBT:
Notes payable                                                     4,693,000
Subordinated notes payable                                          392,000
Deferred interest on subordinated notes payable                      36,000
Capitalized lease obligations                                       127,000
---------------------------------------------------------------------------
Total long-term debt                                              5,248,000
---------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (footnotes 10 and 15)

MINORITY INTEREST                                                   184,000
---------------------------------------------------------------------------

SHAREHOLDERS' EQUITY:
Preferred stock, par value $1.00 per share                            3,000
Common stock, par value $0.01 per share, (25,000,000
 shares authorized, 2,432,011 shares issued and 2,085,253
 shares outstanding as of December 31, 2003)                         24,000
Additional paid-in-capital, common stock                         60,565,000
Accumulated other comprehensive loss                                (44,000)
Accumulated deficit                                             (57,613,000)
Deferred stock compensation expense                                 (10,000)
Less common stock in treasury, at cost                           (1,686,000)
---------------------------------------------------------------------------
Total shareholders' equity                                        1,239,000
---------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $  9,389,000
===========================================================================

See Notes to Consolidated Financial Statements.

The Sagemark Companies Ltd. and Subsidiaries
Consolidated Statements of Operations
Years Ended December 31,                                  2003           2002
-----------------------------------------------------------------------------
Revenues:
 Net patient service revenue                        $2,345,000     $1,598,000
 Management fees                                     1,971,000             --
-----------------------------------------------------------------------------
Total revenues                                       4,316,000      1,598,000
-----------------------------------------------------------------------------
Operating expenses:
 Salaries, payroll taxes and fringe benefits         1,128,000      1,014,000
 Patient service costs and expenses - FDG              568,000        362,000
 Patient service costs and expenses, other              99,000         50,000
 Patient service costs and expenses, related party      38,000         21,000
 Radiology expense                                     181,000        112,000
 Equipment maintenance                                 144,000         46,000
 Professional fees                                     235,000        294,000
 Legal fees, related party                             150,000        205,000
 Other general and administrative expenses           1,400,000        816,000
 Depreciation and amortization                       1,218,000        392,000
 Consulting fees                                            --         46,000
 Billing and collection fees, related party             62,000         48,000
 Rent paid to a related party                           68,000         68,000
 Provision for bad debts                                28,000         24,000
-----------------------------------------------------------------------------
Total operating expenses                             5,319,000      3,498,000
-----------------------------------------------------------------------------
Loss from operations                                (1,003,000)    (1,900,000)
Interest expense                                      (649,000)      (201,000)
Interest income                                         16,000         10,000
Other income                                            12,000             --
-----------------------------------------------------------------------------
Loss from operations before share of earnings
 of unconsolidated affiliate and minority
 interest in (income) loss  of subsidiaries         (1,624,000)    (2,091,000)
Share of earnings of unconsolidated affiliate          218,000          1,000
Minority interest in (income) loss of subsidiaries    (178,000)         8,000
-----------------------------------------------------------------------------
Net loss                                           ($1,584,000)   ($2,082,000)
=============================================================================
Basic and diluted loss per common share:
 Net loss                                               ($0.80)        ($1.40)
=============================================================================
Weighted average common shares outstanding           1,969,581      1,486,932
=============================================================================

See Notes to Consolidated Financial Statements.

The Sagemark Companies Ltd. and Subsidiaries
Consolidated Statements of Comprehensive Loss
Years Ended December 31,                                  2003           2002
-----------------------------------------------------------------------------

Net loss                                           ($1,584,000)   ($2,082,000)
Other comprehensive expense:
 Unrealized holding losses on available
 for sale securities                                   (17,000)       (10,000)
-----------------------------------------------------------------------------
   Total unrealized investment holding expense         (17,000)       (10,000)
-----------------------------------------------------------------------------
Comprehensive loss                                 ($1,601,000)   ($2,092,000)
=============================================================================

See Notes to Consolidated Financial Statements.

The Sagemark Companies Ltd. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31,                                  2003           2002
-----------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES
Net loss                                           ($1,584,000)   ($2,082,000)
Adjustments to reconcile net loss
 to net cash used in operations:
   Share of earnings of unconsolidated
    affiliates                                        (218,000)        (1,000)
   Depreciation and amortization                     1,218,000        392,000
   Stock option compensation expense                    12,000         58,000
   Provision for bad debt expense                       28,000         24,000
   Minority interest in income (loss)
    of subsidiaries                                    178,000         (8,000)
   Other non cash components of
     operating activities                              (12,000)            --
   Change in assets and liabilities:
     Patient accounts receivable, net                 (311,000)        30,000
     Management fees receivable, net                  (239,000)            --
     Other current assets                              (22,000)       (26,000)
     Accounts payable                                  267,000        102,000
     Accounts payable, related parties                 138,000        169,000
     Accrued payroll and related expenses              357,000        304,000
     Other accrued expense                             125,000        (25,000)
     Deferred interest on subordinated debt             33,000          3,000
-----------------------------------------------------------------------------
Net cash - operating activities                        (30,000)    (1,060,000)
-----------------------------------------------------------------------------
CASH FLOWS - INVESTING ACTIVITIES
Advances made on notes receivable                      (61,000)       (20,000)
Repayments of notes receivable                          81,000             --
Purchase fixed assets                               (2,427,000)    (2,912,000)
Premise lease deposits                                 (27,000)       (31,000)
Other investing activities                              36,000        (66,000)
-----------------------------------------------------------------------------
Net cash - investing activities                     (2,398,000)    (3,029,000)
-----------------------------------------------------------------------------
CASH FLOWS - FINANCING ACTIVITIES
Loan proceeds                                        2,299,000      2,919,000
Subordinated note proceeds                             192,000             --
Proceeds from private placement offering               850,000        964,000
Payments on notes payable                             (650,000)      (206,000)
Deferred financing costs                               (40,000)       (59,000)
Payments on capital lease obligations                  (34,000)       (18,000)
Deferred offering costs                                (29,000)       (48,000)
Distributions to minority interest investors          (216,000)            --
-----------------------------------------------------------------------------
Net cash - financing activities                      2,372,000      3,552,000
-----------------------------------------------------------------------------
Net increase (decrease) in cash                        (56,000)      (537,000)
Cash - Beginning of year                               582,000      1,119,000
-----------------------------------------------------------------------------
Cash - End of year                                  $  526,000     $  582,000
=============================================================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest                                            $  616,000     $  201,000
Income taxes                                        $    6,000     $    1,000
                                                                   (continued)
See Notes to Consolidated Financial Statements.

The Sagemark Companies Ltd. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2003 and 2002
--------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF NON CASH INVESTING AND FINANCING ACTIVITIES

During the year ended December 31, 2003
---------------------------------------

During 2003, the Company entered into capital lease obligations having an aggregate net present value of $111,000 resulting in a non cash increase in fixed assets.

During 2003, Dr. Stephen A. Schulman, a Director of the Company and the Chief Executive Officer of Premier P.E.T. Imaging International, Inc., a wholly owned subsidiary, forgave $293,000 of accrued salaries owed to him. The $293,000 reduction in accrued salaries is presented in the financial statements as additional paid-in capital.

During 2003, the Company sold 440,000 shares of common stock for gross proceeds of $1,100,000 and incurred offering expenses of $29,000 resulting in net proceeds of $1,071,000. Of the shares sold, Theodore B. Shapiro, President and Chief Executive Officer and Director of Sagemark, purchased 50,000 shares in exchange for $125,000 of deferred salary owed to him, Stephen A Schulman, Chief Executive Officer of Premier and Director of Sagemark, purchased 50,000 shares in exchange for $125,000 of deferred salary owed to him, and outside investors purchased 340,000 shares for $850,000.

During the year ended December 31, 2002
---------------------------------------

On March 12, 2002 the Company transferred a 27% limited partnership interest in Trident Growth Fund, LLP, formerly Sagemark Capital, LLP, to Technology Acquisitions Ltd. in exchange for 266,662 shares of the Company's Common Stock owned by Technology Acquisitions Ltd. The transaction increased the Company's Treasury Stock, at cost, by $1,439,000 and decreased the Company's net investment in Sagemark Capital, LLP by $1,439,000. The transaction reduced the number of Common shares outstanding by 266,662 shares and increased the number of Common shares held in treasury to 346,758.

In May 2002, pursuant to a Medical Advisory Agreement between the Company and a physician, the Company issued to the physician, a warrant to purchase 80,000 shares of its Common Stock exercisable at $3.45 per share, which was the fair market value on the date of issuance. Using the Black-Scholes option valuation formula, the warrant was valued at $276,000, representing deferred compensation expense which is reported as a separate component of stockholders' equity, and is being amortized over thirty-six months, the term of the Medical Advisory Agreement. On January 31, 2003 the Medical Advisory Agreement was mutually terminated and the warrant to purchase 80,000 shares of our common stock was cancelled. As a result of the cancellation of the warrant to purchase 80,000 shares of common stock, deferred stock compensation expense and additional paid-in capital, both separate components of stockholders' equity, were reduced by $214,000.

See Notes to Consolidated Financial Statements.

The Sagemark Companies Ltd. and Subsidiaries
Consolidated Statements of Shareholders' Equity
Years Ended December 31, 2001 through December 31, 2003

----------------------------------------------------------------------------------------------------------------------------------
                     Preferred                                Addi-   Accumulated
                       Shares                                tional     Other                              Deferred      Total
                       Issued                      Common    Paid-in    Compre-                   Less      Stock        Share-
                        and      Common    Pref-   Stock,    Capital,   hensive     Accumu-      Common     Compen-      holders'
                        Out-     Shares    erred   Par       Common,    Income      lated        Stock in   sation       Equity
                      standing   Issued    Stock   Value     Stock      (Loss)     Deficit       Treasury   Expense     (Deficit)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE,
 December 31, 2001      2,962  1,670,343  $3,000  $17,000 $58,217,000  ($17,000) ($53,731,000)   ($247,000)   ($5,000)   4,237,000
Shares returned in
 exchange for
 transfer of
 interest in
 limited partnership
 (see note 5)              --         --      --       --          --        --            --   (1,439,000)         --  (1,439,000)
Shares issued under
 private Placement
 offering                  --    321,668      --    3,000     961,000        --            --           --          --     964,000
Offering costs             --         --      --       --     (48,000)       --            --           --          --     (48,000)
Unrealized investment
 holding losses            --         --      --       --          --   (10,000)           --           --          --     (10,000)
Issuance of stock
 purchase warrants         --         --      --       --     276,000        --            --           --    (276,000)         --
Deferred stock
 compensation              --         --      --       --          --        --            --           --      58,000      58,000
Net loss                   --         --      --       --          --        --    (2,082,000)          --          --  (2,082,000)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE,
December 31, 2002       2,962  1,992,011  $3,000  $20,000 $59,406,000  $(27,000) $(55,813,000) $(1,686,000)  ($223,000) $1,680,000
Shares issued under
 private placement
 offering                  --    440,000      --    4,000   1,096,000        --            --           --         --    1,100,000
Offering costs             --         --      --       --     (29,000)       --            --           --         --      (29,000)
Unrealized investment
 holding losses            --         --      --       --          --   (17,000)           --           --         --      (17,000)
Issuance of stock
 purchase warrants         --         --      --       --      13,000        --            --           --    (13,000)          --
Cancellation of
 stock purchase
 warrant                   --         --      --       --    (214,000)       --            --           --    214,000           --
Forgiveness of
 accrued executive
 salaries                  --         --      --       --     293,000        --            --           --         --      293,000
Deferred stock
 compensation              --         --      --       --          --        --            --           --     12,000       12,000
Distributions to
 minority interest
 investors                 --         --      --       --          --        --      (216,000)          --         --     (216,000)
Net loss                   --         --      --       --          --        --    (1,584,000)          --         --   (1,584,000)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE,
December 31, 2003       2,962  2,432,011  $3,000  $24,000 $60,565,000  $(44,000) $(57,613,000) $(1,686,000)  ($10,000)  $1,239,000
==================================================================================================================================

See Notes to Consolidated Financial Statements.

The Sagemark Companies Ltd. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2003 and 2002
------------------------------------------------------------------------------

(1) Summary of Significant Accounting Policies

Organization
------------
The Sagemark Companies Ltd. ("Sagemark", the "Company" or the "Registrant"), (formerly Consolidated Technology Group Ltd., formerly Sequential Information Systems, Inc.) is a publicly held New York corporation organized in 1961.

Sagemark acquired all of the stock of Premier P.E.T. Imaging International, Inc. ("Premier") and Premier Cyclotron International Corp. ("PCI") from Premier's and PCI's founders ("Premier's Founders") for 6,000 shares of its common stock on May 14, 2001 pursuant to a Stock Purchase Agreement between the Company and Premier's Founders. Pursuant to the Stock Purchase Agreement, Premier's Founders were entitled to receive an aggregate of 1,917,000 additional shares of Sagemark's common stock (319,500 shares of Sagemark's common stock for each of the first six PET Centers established by Premier, if and when the PET Center achieves positive earnings before the deduction of interest expense, income taxes, depreciation and amortization during at least one month during the first eighteen months of each PET Center's operations. On December 30, 2003 the Stock Purchase Agreement was amended whereby, among other things, Premier's Founders will reduce the number of share they are entitled to receive by 502,000 shares. However, in the event that the Company's newly planned PET Center located in Queens, NY (the "Queens PET Center") does not receive $350,000 working capital funding by February 29, 2004, any of the Premier Founders may provide notice to the Company whereupon this amendment to the Stock Purchase Agreement becomes null and void.

On March 29, 2001, Premier P.E.T. Imaging of Wichita, Inc. was formed as a wholly owned subsidiary of Premier. Effective March 29, 2002, Premier P.E.T. Imaging of Wichita, Inc. merged with and into Premier P.E.T. Imaging of Wichita, LLC. Premier P.E.T. Imaging of Wichita, LLC ("PET Wichita") is a wholly owned subsidiary of Premier and was created for the purpose of such merger.

On January 8, 2002, Premier PET Imaging of New Jersey, Inc. ("PET NJ") was formed as a wholly owned subsidiary of Premier. During the fourth quarter of 2002 Morris County PET Management LLC ("Morris Management") was capitalized by issuing 100 Membership Units (the "Morris Units") at a purchase price of $2,600 per unit of which $100 represents a capital contribution and $2,500 represents subordinated debt. On October 15, 2002, Premier purchased 77 Morris Units for a total of $200,200, and other investors had previously purchased 23 Morris Units for a total of $59,800. In each of November 2002 and July 2003, Premier sold 8 (an aggregate of 16 Morris Units) of its initial 77 Morris Units to other investors for a total of $41,600 and as of December 31, 2003 Premier owns 61% of Morris Management.

During the second and third quarters of 2002, Premier PET of Long Island LLC ("PET LI") was capitalized by issuing 100 Membership Units (the "Long Island Units") at a purchase price of $2,600 per unit of which $100 represents a capital contribution and $2,500 represents subordinated debt. On July 3, 2002, Premier P.E.T. Imaging International, Inc. purchased 51 Long Island Units for a total of $132,600, and on June 25, 2002, another investor purchased 49 Long Island Units for a total of $127,400. As of December 31, 2003, Premier owns 51% of PET LI.

During the first quarter of 2003, Hialeah PET Management LLC ("Hialeah Management") was capitalized by issuing 100 Membership Units (the "Hialeah Units") at a purchase price of $3,600 per unit of which $100 represents a capital contribution and $3,500 represents subordinated debt. Premier purchased 51 Hialeah Units for a total of $183,600, and other investors purchased 49 Hialeah Units for a total of $176,400. As of December 31, 2003, Premier owns 51% of Hialeah Management.

During the third quarter of 2003, P.E.T. Management of Queens, LLC ("Queens Management"), a New York limited liability company, was formed for the purpose of establishing and managing the Queens PET Center. Queens Management intends to offer limited partnership interests to potential investors. The Company intends to retain not less than a 70% equity interest in Queens Management through Premier's ownership of an equity interest therein.

Nature of Operations
--------------------

Since May 14, 2001 the Company has been engaged in acquiring, organizing and operating outpatient diagnostic imaging centers (the "PET Centers") throughout the United States utilizing positron emission tomography scanning equipment ("PET Scanning Equipment"). The diagnostic procedures we perform are used to detect cancer in the human body. The Company's PET Centers are organized through Premier.

As of December 31, 2003, Premier had established four PET Centers located in:
(1) Wichita, Kansas; (2) Parsippany, New Jersey; (3) Rockville Center, New York and, (4) Hialeah, Florida. The PET Center located in Wichita, Kansas reflects the operations of PET Wichita, a wholly owned subsidiary of Premier. The PET Center located in Parsippany, New Jersey reflects the operations of PET NJ, a wholly owned subsidiary of Premier, and is managed by Premier's 61% owned subsidiary, Morris Management. The PET Center located in Rockville Center, New York is an independently owned PET Center, Rockville PET Imaging, P.C., ("PET Rockville"), which is managed by Premier's 51% owned subsidiary, PET LI. The PET Center located in Hialeah, Florida is an independently owned PET Center, Eiber Radiology, Inc. ("Eiber Radiology"), which is managed by Premier's 51% owned subsidiary, Hialeah Management. Premier is in the process of establishing a fifth PET Center, the Queens PET Center, located in Queens, New York, which is intended to be managed through Queens Management.

PET Wichita started generating revenues in the third quarter of 2001. PET NJ started generating revenues in February 2003 and, pursuant to an Administrative Services Agreement, Morris Management is entitled to receive management fees payable by PET NJ from PET Center revenues that may not exceed $401,000 per month. PET Rockville started generating revenue in October 2002 and, pursuant to a Turnkey License and Services Agreement, PET LI is entitled to receive management fees payable by PET Rockville from PET Center revenues that may not exceed $250,000 per month during the first year of the agreement and $400,000 per month in subsequent years. The PET Center in Hialeah started generating revenues in February 2003 and pursuant to an Administrative Services Agreement, Hialeah Management is entitled to receive management fees payable from the independent Hialeah PET Center revenues in the amount of $250,000 for each of the first six months of the agreement, $300,000 for each of the second six months of the agreement and $400,000 for each month thereafter.

Principles of Consolidation
---------------------------
The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries through which it has direct and indirect controlling interests. In addition to the aforementioned operating entities, the Company has controlling ownership in SIS Capital Corp. ("SISC"), a wholly owned subsidiary of Sagemark, Premier Cyclotron International Corp. , a wholly owned subsidiary of Sagemark, and Premier Pet Imaging of Arlington Heights, Inc., a wholly owned subsidiary of Premier. SISC holds the Company's marketable securities and both Premier Cyclotron International Corp. and Premier Pet Imaging of Arlington Heights, Inc. were inactive during 2003 and 2002. The Company's limited partnership investment in Trident Growth Fund LP is accounted for by the equity method because the Company no longer has effective control.

All significant intercompany balances and transactions have been eliminated. For consolidated subsidiaries that are not wholly owned, the Company eliminates the minority interest portion of any related profits and losses. The allocable losses of such minority interests are in excess of the Company's investment in such subsidiaries by $118,000 at December 31, 2003 of which $75,000 relates to Morris Management and $43,000 relates to Hialeah Management.

Cash
----
The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2003, all of the Company's cash represents bank deposits.

Accounts Receivables
--------------------
All of the Companies accounts receivable are reported at their net collectible amounts. The Company records a reserve against any accounts receivable for which the Company deems, in its judgment, that collection may be in doubt. The reserve for uncollectible accounts at December 31, 2003 was $29,000.

Marketable Securities
---------------------
All of the Company's investments that are classified as marketable securities have readily determinable fair market values, are categorized as available-for-sale and are recorded at fair market value. Unrealized gains and losses are recorded as a separate component of stockholders' equity and are included in the statement of other comprehensive income (loss). Additionally, available-for-sale investments that are deemed to be permanently impaired are written down to fair market value and such write down is charged to earnings as a realized loss. As of December 31, 2003 the marketable securities that are classified as current assets represent the fair market value of the Company's investments in freely tradable shares and the marketable securities classified as long-term assets represent the fair market value of the Company's investment in restricted shares.

Fixed Assets
------------
Furniture, fixtures, equipment and leasehold improvements are carried at cost less allowances for accumulated depreciation. The cost of equipment held under capital leases is equal to the lower of the net present value of the minimum lease payments or the fair market value of the leased property at the inception of the lease. Depreciation is computed generally by the straight-line method at rates adequate to allocate the cost of applicable assets over their expected useful lives which ranges from 2-7 years for furniture, fixtures and equipment. Leasehold improvements are amortized over periods not in excess of applicable lease terms. Amortization of capitalized leases and leasehold improvements is included with depreciation expense. All of the Company's furniture, fixtures, equipment and leasehold improvements are pledged as collateral for borrowings.

Investments in Unconsolidated Affiliates
----------------------------------------
The Company uses the equity method to account for its investment in affiliate, Trident Growth Fund, LP, for which the Company does not have effective control.

Long-Lived Assets
-----------------
Long-lived assets are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to the estimated recoverable value. Based on this evaluation, as of December 31, 2003, the balances as reported in the accompanying balance sheet are expected to be fully recoverable. However, it is at least reasonably possible that management's estimate of future recoverability may change in the near term, thus resulting in an acceleration in or complete write-off of certain long-lived assets.

Revenue Recognition
-------------------
Net patient service revenues are reported at the estimated net realizable amounts due from patients, third-party payors, and others for services rendered, including provisions for estimated contractual adjustments under reimbursement agreements with third-party payors. For the years ended December 31, 2003 and 2002, contractual adjustments amounted to approximately $1,419,000 and $656,000, respectively. The Company is not engaged in the practice of medicine and does not employ physicians. The Company has the legal right to set the fees for the services rendered, and such fees are billed at the time such services are rendered. The patient or third-party payor is legally obligated to the Company for the amount billed. Bills to third-party payors are based on contractual arrangements between the Company and the third-party payors. The Company has historically not provided any significant amount of charity care. Management fees are recorded when earned pursuant to the underlying administrative services agreements.

Income Taxes
------------
The Company accounts for income taxes using the asset and liability approach. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, management does not expect to be realized.

Basic and Diluted Loss Per Share
--------------------------------
Basic loss per share reflects the amount of loss for the period available to each share of common stock outstanding during the reporting period. Diluted loss per share reflects basic loss per share, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities (warrants or options) into common stock.

The computation of diluted earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect on loss per share (i.e. reducing loss per share). The dilutive effect of outstanding options and warrants and their equivalents are reflected in dilutive earnings per share by the application of the treasury stock method which recognizes the use of proceeds that could be obtained upon the exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common stock at the average market price of the common stock during the period.

During 2003, warrants and options to purchase an aggregate of 636,000 shares of common stock at prices ranging from $1.13 to $3.50 per share were outstanding. During 2002, warrants and options to purchase an aggregate of 720,000 shares of Common Stock at prices ranging from $1.13 to $3.45 per share were outstanding. For 2003 and 2002, all of the Company's potential common shares were anti-dilutive and a dual presentation of loss per share is not presented. Such items may dilute earnings per share in the future.

Fair Value of Financial Instruments
-----------------------------------
Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash and cash equivalents, notes receivable and other current liabilities, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short maturity. For investments in marketable securities, fair value is estimated based on current quoted market price. The fair value of the Company's investment in unconsolidated affiliate is estimated to approximate its equity method balance and the fair value of furniture, fixtures and equipment is estimated to approximate their net book values. The fair value of capital lease and note payable obligations as recorded approximate their fair values as represented by the net present value of the future payments on the underlying obligations.

Concentration of Credit Risk
----------------------------
Financial instruments that potentially subject the Company to significant concentrations of credit risk include cash and accounts receivable. As of December 31, 2003, all of the Company's cash is placed with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. As of December 31, 2003 the Company had $93,000 of cash balances in excess of federally insured limits. A majority of the Company's net patient service revenue and accounts receivable were generated from two customers. During 2003, $1,085,000, or 46% of net patient service revenue was from one governmental agency, $552,000, or 23% of net patient service revenue was from one commercial health insurance carrier and $134,000, or 5% of net patient service revenue was from an entity owned by Dr. Stephen A. Schulman, who is a director of the Company and the Chief Executive Officer of Premier. During 2002, $894,000, or 56% of net patient service revenue was from one governmental agency and $378,000, or 24% of net patient service revenue was from one commercial health insurance carrier. As of December 31, 2003, $186,000, or 35% of accounts receivable was from one governmental agency, $115,000, or 22% of accounts receivable was from one commercial health insurance carrier and $134,000, or 25% of accounts receivable was from an entity owned by Dr. Stephen A. Schulman. The Company does not require collateral to support accounts receivable or financial instruments subject to credit risk.

Stock Options and Similar Equity Instruments
--------------------------------------------
The Company adopted the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation," as amended by SFAS No. 148 "Accounting for Stock Based Compensation - Transition and Disclosure," for stock options and similar equity instruments (collectively "Options") issued to employees. SFAS No. 123 allows for the choice of recording stock options issued to employees using Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" while disclosing the effects, on a pro forma basis, of using SFAS No. 123 in the footnotes to the financial statements. The Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by APB Opinion No. 25, rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Use of Estimates
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications
-----------------
Certain 2002 items have been reclassified to conform to the December 31, 2003 presentation.

(2) Accounts Receivable

The Company's accounts receivables as of December 31, 2003 are summarized as follows:

                                        Patient       Management
                                        Accounts         Fees
                                       Receivable     Receivable       Total
                                       -----------    -----------   -----------
Accounts receivable                    $   789,000    $   239,000   $ 1,028,000
Contractual allowances                    (233,000)            --      (233,000)
Allowance for doubtful accounts            (29,000)            --       (29,000)
                                       -----------    -----------   -----------
Accounts receivable, net               $   527,000    $   239,000   $   766,000
                                       ===========    ===========   ===========

As of December 31, 2003 $527,000 of the Company's accounts receivable are pledged as collateral for borrowings.

Changes in the allowance for doubtful accounts for the year ended December 31, 2003 is as follows:

Year Ended December 31,                     2003
------------------------------------------------
Balance at beginning of year            $ 16,000
Provision for bad debts                   28,000
Doubtful accounts written-off            (15,000)
                                        --------
Balance at end of year                  $ 29,000
                                        ========

(3) Furniture, Fixtures, Equipment and Leasehold Improvements

The Company's furniture, fixtures, equipment and leasehold improvements as of December 31, 2003 are summarized as follows:

Medical equipment                       $6,131,000
Leasehold improvements                     968,000
Furniture and fixtures                      53,000
                                        ----------
Total at cost                            7,152,000
Accumulated depreciation                (1,625,000)
                                        ----------
Furniture, fixtures, equipment
 and leasehold improvements, net        $5,527,000
                                        ==========

During 2003 and 2002, the Company recorded depreciation of $1,157,000 and $362,000, respectively. All of the Company's furniture, fixtures, equipment and leasehold improvements are pledged as collateral for borrowings as of December 31, 2003.

(4) Equipment Held Under Capitalized Lease Obligations

The Company's equipment held under capitalized lease obligations as of December 31, 2003 are summarized as follows:

Computer equipment                        $108,000
Furniture and equipment                    120,000
                                          --------
                                           228,000
Accumulated amortization                   (69,000)
                                          --------
Equipment held under capitalized
 lease obligations, net                   $159,000
                                          ========

During 2003 and 2002, the Company recorded amortization of $39,000 and $22,000, respectively, related to equipment held under capitalized leases. Premier Health Services, Inc., whose Chief Executive Officer and Director is Dr. Stephen Schulman, has guaranteed approximately $11,000 of the outstanding lease obligations.

As of December 31, 2003, the future minimum lease payments under capital leases are as follows:

   2004                                     $ 63,000
   2005                                       63,000
   2006                                       53,000
   2007                                       30,000
   2008                                        7,000
                                            --------
                                             216,000
Less amount representing imputed interest    (47,000)
                                            --------
Present value of net minimum capital
 lease payments                              169,000
Current portion of capitalized
 lease obligations                            42,000
                                            --------
Non current portion of capitalized
 lease obligations                          $127,000
                                            ========

(5) Investment in Unconsolidated Affiliates

The Company committed to make $4,920,000 in capital contributions to Trident Growth Fund L.P. ("Trident" or the "Partnership") and, as of December 31, 2003, all but $188,000 of such contributions have been made. The Partnership's general partner has agreed to defer the remaining $188,000 capital contribution until all other Limited Partners make their required contributions and Trident fully invests all of its funds.

On March 12, 2002, the Company consummated a transaction pursuant to a Purchase Agreement with Technology Acquisitions Ltd. ("TAL") which was entered into on September 18, 2001 (the "TAL Purchase Agreement"). Pursuant to the terms of the TAL Purchase Agreement, the Company transferred to TAL an approximate 27% limited partnership interest in Trident owned by it in exchange for 266,662 shares of the Company's common stock owned by TAL (the "TAL Shares"). Following the consummation of the TAL Purchase Agreement, the Company owns an approximate 34.5% limited partnership interest in the Partnership (the "Remaining Limited Partnership Interest").

Additionally, the Partnership agreed to purchase the Remaining Limited Partnership Interest for a total purchase price of $2.6 million with and to the extent it received any proceeds from the sale of its debt or equity securities during a period which expired on September 30, 2002 from certain specified investors including Frank DeLape and Benchmark Equity Group, Inc., an entity in which Mr. DeLape is Chairman of the Board and Chief Executive Officer. Mr. DeLape is also an officer and shareholder of TAL, a former member of the Board of Directors of the Company and a general partner of Sagemark Management LLC, the General Partner of the Partnership. None of the Company's remaining Limited Partnership interest was purchased.

The Company's December 31, 2003 investment balance in Trident, under the equity method, is presented in the following table.

Total Subscription at inception                   $ 4,920,000
Subscription payable at inception                    (333,000)
-------------------------------------------------------------
Capital contributions paid-in at inception          4,587,000
Expenses allocated to Trident in 1999                (557,000)
Sale of 27% limited partnership interest           (1,584,000)
Reduction in subscription payable balance upon
 sale of 27% limited partnership interest             145,000
Cumulative equity method losses                      (511,000)
-------------------------------------------------------------
Equity method investment balance                  $ 2,080,000
=============================================================

At December 31, 2003 the equity method investment balance of $2,080,000 is $943,000 less than the amount of underlying equity in net assets, $3,023,000; because of unrealized appreciation in investments.

The condensed results of operations and financial position of Trident is summarized in the following table.

Years ended December 31,                   2003          2002
-------------------------------------------------------------
Income                              $ 2,681,000   $ 2,479,000
Operating expenses                   (2,073,000)   (1,612,000)
Investment gains (losses)                21,000      (866,000)
-------------------------------------------------------------
Net income                          $   629,000   $     1,000
=============================================================

As of December 31, 2003
-------------------------------------------------------------
Investments at fair value                         $26,028,000
Other assets                                        1,661,000
SBA debentures                                    (18,365,000)
Other liabilities                                    (562,000)
-------------------------------------------------------------
Partnership capital                               $ 8,762,000
=============================================================

(6) Marketable Securities

The Company's investment in marketable securities is detailed in the following tables.

Current marketable securities as of December 31, 2003
-------------------------------------------------------------
Common stock at cost                                 $ 50,000
Unrealized holding loss                               (44,000)
-------------------------------------------------------------
Market value                                         $  6,000
=============================================================

Restricted marketable securities as of December 31, 2003
-------------------------------------------------------------
Restricted securities at cost                        $ 38,000
Realized loss for permanent decline in value,
 recognized in 1998                                   (37,000)
-------------------------------------------------------------
Market value                                         $  1,000
=============================================================

The change in net unrealized holding loss on marketable securities is summarized in the following table.

As of December 31, 2003
------------------------------------------------------------
Beginning balance                                   $(27,000)
Current net change in unrealized holding loss        (17,000)
------------------------------------------------------------
Ending balance                                      $(44,000)
============================================================

(7) Notes Payable

As of December 31, 2003, amounts outstanding on notes payable consist of the following:

  PET Wichita (a)                                 $1,245,000
  PET NJ (b)                                       1,640,000
  PET LI (c)                                       1,526,000
  Hialeah Management (d)                           1,506,000
------------------------------------------------------------
Total senior notes payable                         5,917,000
Less:  Current portion of senior notes payable     1,224,000
------------------------------------------------------------
Long-term portion senior of notes payable         $4,693,000
============================================================

The aggregate maturities of the notes payable are follows:

Year Ending December 31,                              Amount
------------------------                          ----------
   2004                                           $1,224,000
   2005                                            1,346,000
   2006                                            1,483,000
   2007                                            1,280,000
   2008                                              584,000
                                                  ----------
Total maturities of senior notes payable          $5,917,000
                                                  ==========

During 2003 and 2002 interest expense on the notes payable was $589,000 and $179,000, respectively.

(a) In April 2001, PET Wichita obtained $1.758 million in medical equipment and leasehold improvement financing from DVI Financial Services, Inc. ("DVI") to purchase PET Scanning Equipment and to pay for leasehold improvements necessary to establish PET Wichita. The loan has a term of sixty-six months commencing September 25, 2001 and a fixed rate of interest of 10.60%. Repayment of the loan is interest only for the first six months and then amortizing principal and interest for the remaining sixty months. Sagemark and Premier have guaranteed the financing. The Company paid a non-refundable $16,200 commitment fee to DVI. The loan agreement has various covenants, including a debt to tangible net worth ratio of no more than three to one, a cash balance of $500,000; restrictions on any mergers, consolidations, sales of assets, as well as restrictions on dividend payments, unless authorized by DVI and provides DVI with a security interest in substantially all of the assets of PET Wichita.

(b) On October 24, 2001, the Company obtained a commitment for $1.784 million in medical equipment and leasehold improvement financing from DVI to purchase PET Scanning Equipment and to pay for leasehold improvements necessary to establish PET NJ. The loan has a term of sixty-six months commencing December 15, 2002 and a fixed rate of interest of 9.35%. Repayment of the loan is interest only for the first six months and then amortizing principal and interest for the remaining sixty months. The Company paid a non-refundable $18,250 commitment fee to DVI. The loan agreement has various covenants, including restrictions on any mergers, consolidations, sales of assets, as well as restrictions on dividend payments, unless authorized by DVI and provides DVI with a security interest in substantially all of the assets of the Company, Premier and PET NJ. As of December 31, 2003 all of the $1,784,000 financing has been utilized. Loan is guaranteed by Premier, PET NJ and Morris Management.

(c) On September 19, 2002, the Company obtained $1.659 million in equipment and leasehold improvement financing from DVI to purchase PET Scanning Equipment and to pay for leasehold improvements necessary to establish the PET Center in Rockville Centre that is managed by PET LI. The loan has a term of sixty-six months commencing December 15, 2002 and a fixed rate of interest of 9.50%. Repayment of the loan is interest only for the first six months and then amortizing principal and interest for the remaining sixty months. Premier and PET Wichita have guaranteed the financing. Premier pledged its equity interest in PET LI as collateral security for such loan and $140,000 of the loan is jointly and severally personally guaranteed by Dr. Stephen A. Schulman, Chief Executive Officer of Premier and a Director of the Company; and Theodore Shapiro, President, Chief Executive Officer and a Director of the Company. The personal guarantees will be released after eighteen months, if certain specified financial conditions are met. The Company paid a non-refundable $15,400 commitment fee to DVI. The loan agreement contains various covenants, including restrictions on any mergers, consolidations, sales of assets, as well as restrictions on dividend payments, unless authorized by DVI and provides DVI with a security interest in substantially all of the assets of the Company, Premier, PET Wichita, and PET LI. As of December 31, 2003 all of the $1,659,000 financing has been utilized. Loan is guaranteed by Premier and PET LI.

(d) On March 31, 2003, the Company executed a loan agreement with DVI Financial Services, Inc. ("DVI"). The loan agreement provides for a maximum loan of $1,734,000. During the second quarter of 2003, $1,498,000 of the loan was used to purchase PET Scanning Equipment and $77,000 was used to pay for a portion of the leasehold improvements necessary to establish the Hialeah PET Center and $159,000 remains unfunded. On August 25, 2003, DVI announced that it had filed voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and it is uncertain whether the remaining $159,000 of the total financing commitment will be funded. Premier pledged its equity interest in Hialeah Management as collateral security for such loan. Loan is guaranteed by Premier and Hialeah Management.

The Company's equipment and leasehold improvement loan agreements with DVI, its senior creditor, require that it maintain a $500,000 cash balance as well as a debt to tangible net worth ratio of no more than three to one. As of December 31, 2003, the Company's debt to tangible net worth ratio is less than three to one and as a result we do not meet the tangible net worth ratio. Based on the Company's historical relationship with its senior creditor, the Company does not anticipate that a demand for payment on the loans will be made so long as the Company's debt service requirements remain current. However, with DVI's filing for relief under Chapter 11 of the United States Bankruptcy Code it is possible that such circumstance can change in the near term.

(8) Subordinated Notes Payable

As of December 31, 2003, amounts outstanding on subordinated notes payable are as follows:

  Morris Management (e)                           $   97,500
  PET LI (f)                                         122,500
  Hialeah Management (g)                             171,500
------------------------------------------------------------
Total subordinated notes payable                  $  391,500
============================================================

The aggregate maturities of the subordinated notes payable are follows:

Year Ending December 31,                              Amount
------------------------                          ----------
   2007                                           $   97,500
   2008                                              171,500
   2009                                              122,500
                                                  ----------
Total maturities of subordinated notes payable    $  391,500
                                                  ==========

During 2003 and 2002 interest expense on the subordinated notes payable was $33,000 and $3,000, respectively.

(e) As a part of capitalizing Morris Management and upon PET NJ's obtainment of financing from DVI, Morris Management issued $97,500 of subordinated notes to the Morris Management equity investors. The subordinated notes bear interest at 10% per annum and are subordinate to DVI and no payments under the notes can be made until the DVI financing is paid in full or a waiver is obtained from DVI. The notes are also subordinate to the payments required to be made by Morris Management to Sagemark pursuant to a separate lease agreement between such parties by which the PET scanning equipment and related ancillary medical equipment, furniture and furnishings, leasehold improvements and the premises required for the use of the PET Center, are leased and/or subleased to Morris Management by Sagemark. The subordinated notes require a balloon payment due on December 31, 2007. At December 31, 2003, there is accrued interest payable of $10,000 on such notes.

(f) As a part of capitalizing PET LI and upon PET LI's obtainment of financing from DVI, PET LI issued $122,500 of subordinated notes to the PET LI equity investor. The subordinated notes bear interest at 10% per annum and are subordinate to DVI and no payments under the note can be made until the DVI financing is paid in full or a waiver is obtained from DVI. The subordinated notes require a balloon payment due December 31, 2009. At December 31, 2003 there is accrued interest payable of $13,000 on such note.

(g) As a part of capitalizing Hialeah Management and upon Hialeah Management's obtainment of financing from DVI, Hialeah Management issued $171,500 of subordinated notes to the Hialeah Management equity investors. The subordinated notes bear interest at 10% per annum and are subordinate to DVI and no payments under the notes can be made until the DVI financing is paid in full or a waiver is obtained from DVI. The subordinated notes require a balloon payment due September 30, 2008. At December 31, 2003 there is accrued interest payable of $13,000 on such note.

(9) Income Taxes

For 2003 and 2002, the Company has no current Federal or state taxes payable. Deferred taxes based upon differences between the financial statement and tax basis of assets and liabilities and available tax carry-forwards are summarized in the following table.

As of December 31, 2003
------------------------------------------------------------
Net operating loss carry-forward                 $14,581,000
Unrealized holding (gain) loss                        16,000
Related party bad debt provision                     245,000
Allowance for doubtful accounts receivable            11,000
Alternative minimum tax credit carry-forward          17,000
Impaired investment write-off                        333,000
Stock compensation expense                            30,000
Depreciation                                        (298,000)
------------------------------------------------------------
Net deferred tax asset                            14,935,000
Valuation allowance                               14,935,000
------------------------------------------------------------
                                                 $        --
============================================================

The valuation allowance for net deferred tax assets increased by $446,000. The net increase was the result of increased change in net temporary differences of $576,000 offset by the expiration of $130,000 of net operating loss carryforwards. Based upon the level of historical tax losses, the Company has established the valuation allowance against the entire net deferred tax asset.

As of December 31, 2003, the Company has net operating loss carry-forwards approximating $46,094,000. Pursuant to section 382 of the Internal Revenue Code, utilization of these losses may be limited if substantial changes in the Company ownership were to occur.

The Company's net operating loss carry-forwards at December 31, 2003 expire as set forth in the following table.

Year carry-forward expires                Amount
------------------------------------------------
2004                                 $   305,000
2005                                     299,000
2006                                     246,000
2007                                     206,000
2008                                   1,505,000
2009                                   4,482,000
2010                                   6,241,000
2011                                   4,413,000
2012                                   7,017,000
2018                                  15,059,000
2020                                     972,000
2021                                   1,901,000
2022                                   1,622,000
2023                                   1,826,000
------------------------------------------------
Total                                $46,094,000
================================================

The following table reconciles the statutory federal income tax rate to the effective rate.

Years ended December 31,                   2003         2002
------------------------------------------------------------
Statutory federal income tax rate         (35.0%)      (35.0%)
Increase in (utilization of) net
 operating loss carry-forward              34.8         35.0
Permanent differences                       0.2          0.0
Effective state tax rate                    0.0          0.0
------------------------------------------------------------
Effective income tax rate                   0.0%         0.0%
============================================================

(10) Commitments and Contingencies

(a) Operating Lease Obligations

The Company leases executive offices located in New York, New York and administrative offices in Boca Raton, Florida under short-term cancelable agreements. PET Wichita leases space in a free standing building under a non-cancelable lease which initially expires in August of 2007 and has an option to renew for periods up to an additional twelve years. The Company leases real estate, which is sub-leased to Morris Management, under a non-cancelable operating lease which initially expires in July 2012 and which has the option to be renewed for two additional five year periods. The Company leases real estate, which is sub-leased to PET LI, under a non-cancelable operating lease which initially expires in May 2012 and which has the option to be renewed for two five year periods. The Company leases real estate, which is sub-leased to Hialeah Management, under a non-cancelable operating lease which initially expires in February 2008 and which has the option to be renewed for three additional five year periods. The Company leases office equipment for PET Wichita under an operating lease which expires in 2006.

On August 14, 2003, the Company entered into a lease which will be sub-leased to the Queens PET Center and becomes effective on the date that the lessor delivers a certificate of occupancy to the Company. The annual minimum rental pursuant to the Queens PET Center in the initial year from commencement date is $90,000 which then increases annually at a rate of 5% per year. The initial lease term is for a period of ten years with a five year extension period. Upon signing the lease the Company paid a security deposit of $26,667. The minimum rentals pursuant to the lease for the Queens PET Center are not included in the following schedule of future minimum lease payments as the lease was not effective as of December 31, 2003.

During both 2003 and 2002, the Company made aggregate lease payments of $68,000 for its administrative offices in Boca Raton, Florida and its PET Center in Wichita, Kansas from companies controlled by Dr. Schulman, a member of the Company's board of directors and the chief executive officer of Premier.

As of December 31, 2003 our future minimum lease payments under operating leases are as follows:

   2004                                     $  253,000
   2005                                        257,000
   2006                                        261,000
   2007                                        251,000
   2008                                        207,000
   Thereafter                                  688,000
                                            ----------
   Total                                    $1,917,000
                                            ==========

(b) Employment Agreements

On June 14, 2001, the Company entered into an agreement to pay Edward D. Bright, Chairman of the Company's board of directors, $70,000 a year for one year. In addition, the Company granted Mr. Bright a five year warrant to purchase up to 12,500 shares of the Company's common stock at $1.70 per share. Mr. Bright is entitled to certain demand and "piggyback" registration rights with respect to the shares underlying such warrant. The fair market value of the common stock on the date that Mr. Bright's warrant was issued was $2.25 per share, resulting in approximately $7,000 of compensation expense. During 2003 and 2002, $2,000 and $3,000, respectively, of such compensation expense was recognized as an expense in the statement of operations and as of December 31, 2003 there remains no deferred compensation relating to this warrant.

On May 21, 2001, the Company issued a five year warrant to purchase up to 12,500 shares of its common stock at $1.31 per share to Robert L. Blessey, Secretary and a member of the Company's board of directors. Mr. Blessey is entitled to certain demand and "piggyback" registration rights with respect to the shares underlying such warrant. The fair market value of the common stock on the date Mr. Blessey's warrant was granted equaled the exercise price and no compensation expense was incurred.

On May 25, 2001 the Company entered into an employment agreement with Theodore
B. Shapiro, the Company's President, Chief Executive Officer and a Director for a term of five years at an annual base salary of $200,000 per year. During 2003, Mr. Shapiro exchanged $125,000 of salary owed to him for 50,000 shares of Common Stock. As of December 31, 2003, the Company owed Mr. Shapiro $225,000 of unpaid salary. On March 1, 2004, Mr. Shapiro, exchanged $275,000 of his then deferred salary for 110,000 shares of the Company's common stock. Mr. Shapiro is entitled to receive an annual bonus equal to 5% of the Company's net pre-tax profits. Mr. Shapiro is entitled to receive a five year incentive common stock purchase warrant to purchase up to 20,000 shares of the Company's common stock for each $1,000,000 of net pre-tax profits earned by the Company each year during the term of his agreement, up to a maximum of five such warrants each year. Each incentive common stock purchase warrant earned by Mr. Shapiro will be exercisable at a price equal to the closing price of the Company's common stock on the date the warrant is issued. The Company also gave Tara Capital, Inc., a company owned by Mr. Shapiro and his relatives, a warrant to purchase up to 100,000 shares of the Company's common stock at an exercise price of $1.70 per share. Mr. Shapiro is entitled to certain demand and "piggyback" registration rights with respect to the shares of the Company's common stock he may acquire pursuant to his employment agreement. The fair market value of the common stock on the date Mr. Shapiro's warrant was granted equaled the exercise price and no compensation expense was incurred.

On May 17, 2001 the Company entered into an employment agreement with Dr. Stephen A. Schulman to serve as the Chief Executive Officer of Premier for a term of five years. The Company also issued to Dr. Schulman a warrant to purchase up to 100,000 shares of the Company's common stock at an exercise price of $1.31 per share. Dr. Schulman is entitled to certain demand and "piggyback" registration rights with respect to the shares issuable pursuant to the warrant. The fair market value of the common stock on the date Dr. Schulman's warrant was granted equaled the exercise price and no compensation expense was incurred. On December 30, 2003, Dr. Schulman's employment agreement was amended whereby, among other things, he no longer accrued any base salary or bonus and is no longer entitled to receive incentive warrants. Furthermore, the amended employment agreement provides that all unpaid and accrued salary owed to Dr. Schulman, which amounted to $293,000, is waived. Since May 17, 2001 through December 30, 2003, Dr. Schulman had earned aggregate salaries of $418,000 of which $125,000 was exchanged in 2003 for 50,000 shares of Common Stock.

On March 4, 2001, the Company entered into an agreement to employ George W. Mahoney as its Chief Financial Officer for a period of 3 years at an annual base salary of $70,000 per year. Per the terms of the agreement, upon consummation of the Premier Acquisition, Mr. Mahoney's annual base salary was increased to $140,000. Currently, the Company has agreed to increase Mr. Mahoney's annual base salary to $180,000. In addition, on August 3, 2001, Mr. Mahoney received an option to purchase 45,000 shares of the Company's common stock at an exercise price of $1.90 per share. The fair market value of the common stock on the date Mr. Mahoney's option was granted equaled the exercise price and no compensation expense was incurred.

On January 2, 2003, the Company entered into an Indemnification Agreement with Mr. Shapiro, Dr. Schulman, Mr. Blessey, Mr. Bright, Dr. Mishrick and Mr. Mahoney (all officers and or directors and each an "Indemnitee" and collectively, the "Indemnitees"). The Indemnification Agreement provides the Indemnitees with greater protection than what is provided to them by the Company's Articles of Incorporation. Pursuant to the Indemnification Agreement, the Corporation has agreed, among other things, to provide the Indemnitees with the following (1) mandatory indemnification in proceedings other than those by or in the right of the corporation; (2) mandatory indemnification in proceedings by or in the right of the corporation; (3) mandatory indemnification against expenses incurred while testifying; and, (4) reimbursement of expenses following adjudication of negligence. The Indemnification Agreement shall continue until and terminate upon the later of (a) ten years after the date that an Indemnitee ceases to be employed by the Company or any of its subsidiaries (including service as a member of the Board of Directors); (b) the final termination of any pending or threatened legal actions or proceedings to which the Indemnitee may be indemnified pursuant to the Indemnification Agreement; or, (c) the expiration of all applicable statutes of limitation with respect to all such actions or potential actions to which the Indemnitee is or could be a party as a result of his services to the Company and/or its subsidiaries.

(c) Medical Advisory Agreement

In May 2002, the Company entered into a Medical Advisory Agreement with a physician to assist Premier in its efforts to establish and develop additional PET Centers throughout the United States as well as to educate both the physicians who might avail themselves of the benefits of PET for their patients and our technical personnel and radiologists who will be administering and interpreting the PET procedures performed at our PET Centers. The Medical Advisory Agreement expires in May 2005. Pursuant to the Medical Advisory Agreement, the Company issued to the physician, a warrant to purchase 80,000 shares of its Common Stock at an exercise price of $3.45 per share, which was the fair market value on the date of issuance. Using the Black-Scholes option valuation formula, the warrant was valued at $275,810, representing deferred compensation expense which is reported as a separate component of stockholders' equity, and is being amortized over thirty-six months, the term of the Medical Advisory Agreement, at $7,661 per month. During 2002, the Company recognized $53,630 of expense from the amortization of the Warrant. The Company has granted "piggy-back" registration rights to the holder of the warrant and has agreed to certain indemnification of the physician thereunder and pursuant to the Medical

Advisory Agreement. During January 2003, the Medical Advisory Agreement was mutually terminated and the warrant to purchase 80,000 shares of common stock was cancelled. As a result of the cancellation of the warrant to purchase 80,000 shares of common stock, during the first quarter of 2003, deferred stock compensation expense and additional paid-in capital, both separate components of stockholders' equity, were reduced by $214,000.

(d) Premier Consulting Agreements

On March 4, 2002, Premier entered into a Consulting Agreement with an individual (the "Consultant"). The Consultant agreed to perform certain consulting and advisory services on behalf of Premier with respect to Premier's efforts to establish additional PET Centers throughout the United States and to expand the activities of its existing PET Centers and its proposed PET Centers during the term of the Consulting Agreement. The initial term of the Consulting Agreement expired on May 31, 2002 and continued thereafter on a weekly basis until August 29, 2002. In addition to the weekly consulting fees payable by the Company under the Consulting Agreement, the Consultant was entitled to reimbursement for all ordinary and necessary out-of-pocket expenses and to certain incentive compensation consisting of a $50,000 cash fee and the right to acquire up to a 5% equity interest in any PET center established by the Company as a result of the Consultant's efforts under the Consulting Agreement. Such incentive compensation is conditioned upon, among other things, the Company establishing one or more PET centers as a result of the Consultant's introduction to the Company of such PET center and the proposed equity partners therein. As of the date hereof, the Company has not established any additional PET centers pursuant to the Consulting Agreement. For the year ended December 31, 2002, Premier recognized expense of $44,000 pursuant to this Consulting Agreement. Following the expiration of the initial term of the Consulting Agreement, the Consultant asserted a claim against us for unreimbursed expenses in the amount of approximately $7,600, as well as a claim for compensation due under the Agreement with respect to potential transactions which are the subject of the Agreement. We disputed the Consultant's asserted claim for compensation due under the Agreement, inasmuch as of such date and through December 31, 2003, none of the transactions contemplated by the Agreement have taken place.

During the second and third quarters of 2002, Premier entered into three separate consulting agreements (the "Consulting Agreements") with individuals (the "Consultants"). Each of such Agreements have a one year term and provide for the Consultants to identify prospective locations for additional PET centers for Premier in Westchester County, New York; Connecticut, Pennsylvania, and any other territory approved by Premier and also introduce prospective physician equity owners of the PET centers at such locations. In consideration of and subject to Consultants introduction to Premier of one or more of such locations and equity owners during the term of the Agreement and twelve months subsequent and to the consummation by the Company of a transaction involving a PET center at such locations, Consultants shall be entitled to a $50,000 fee as well as the right to purchase up to 5% of the equity interests in each PET center. Furthermore, one of the Consulting Agreements provides the Consultant with a warrant to purchase up to one thousand (1,000) shares of the Company's common stock during a term of three (3) years from the date of issuance of such warrant, at an exercise price equal to the closing price of the common stock on the date of issuance of such warrant. During the third quarter of 2003 all the Consulting Agreements expired and none of the transactions contemplated by the Consulting Agreements took place.

(e) Radiology Services Agreements for PET NJ

On October 30, 2002, PET NJ entered into an exclusive radiology agreement (the "Agreement") with a professional corporation ("PC"). Pursuant to the agreement, the PC performed reading and interpretive services with respect to diagnostic imaging scans produced by PET NJ. The term of the Agreement was two years commencing October 30, 2002 and expiring October 29, 2004, subject to automatic renewal for two successive two year periods unless earlier terminated by either party pursuant to the termination provisions of the Agreement. The PC received a maximum fee of $170 for each PET imaging scan read and interpreted by it. Such fee was payable from 10% of collected revenues, less the amount of patient refunds or allowances and duplicate film costs relating thereto. Effective July 15, 2003 the Agreement was mutually terminated.

On July 23, 2003, PET NJ entered into a radiology agreement (the "Radiology Services Agreement") with a New Jersey professional corporation (the "Radiologist"). The term of the Radiology Services Agreement is two years commencing July 23, 2003 and expiring July 22, 2005, subject to automatic renewal for two successive two year periods unless earlier terminated by either party pursuant to the termination provisions of the Radiology Services Agreement. The Radiologist will receive a fee of $170 for each PET imaging scan read an interpreted by it. Such fee is payable, not to exceed 10% of the monthly gross revenues of PET NJ as defined per the Agreement.

(f) PET Scanning Equipment Service Agreements

On June 26, 2002, PET Wichita entered into a five year service agreement with CTI, Inc. ("CTI") from whom PET Wichita purchased its PET Scanning Equipment in 2001. The service agreement commenced August 1, 2002 and expires July 31, 2007. PET Wichita makes monthly payments of $9,167 per the terms of the Service Agreement. At the completion of the second year of the service agreement the monthly payment will be adjusted to reflect current market conditions, but in no event will the monthly payment amount be increased. As of December 31, 2003, and the date of this report, the Company has only made payments required by this service agreement through the March 31, 2003 monthly payment.

On June 26, 2002, PET LI entered into an equipment purchase order with CTI to purchase PET Scanning Equipment. This purchase order was subsequently assigned to Sagemark. The PET Scanning Equipment has a one year warranty and PET LI entered into a service agreement with CTI which commences upon the expiration of the warranty. The service agreement was also subsequently assigned to Sagemark and has a term of four years and is payable in monthly installments of $9,167. This service agreement commenced October 24, 2003 and expires October 23, 2007.

On June 30, 2002, Sagemark entered into an equipment purchase order with CTI to purchase PET Scanning Equipment for PET NJ. The PET Scanning Equipment has a one year warranty and Sagemark entered into a service agreement with CTI which commences upon the expiration of the warranty. The service agreement has a term of four years and is payable in monthly installments of $9,167. This service agreement commenced February 21, 2004 and expires February 20, 2008.

On October 10, 2002, Sagemark entered into an equipment purchase order with CTI to purchase PET Scanning Equipment for the Hialeah PET Center. The PET Scanning Equipment has a one year warranty and Sagemark entered into a service agreement with CTI which commences upon the expiration of the warranty. The service agreement has a term of four years and is payable in monthly installments of $9,167. This service agreement commenced February 7, 2004 and expires February 6, 2008.

(11) Capital Stock

Common Stock
------------
As of December 31, 2003, the authorized number of shares of common stock, par value $0.01, is 25,000,000 shares of which 2,432,011 shares are issued, 2,085,253 shares are outstanding and 346,758 shares are held in treasury.

On May 1, 2002, the Company commenced a private placement to accredited investors of 333,334 restricted shares of its common stock, $.01 par value per share. The Company offered each share of common stock at $3.00 per share. The offering period for the private placement was to terminate on May 21, 2002; however, the Company extended the offering period until November 30, 2002. There were no commissions or other compensation that was paid by the Company in connection with this offering. The net proceeds from the private placement have and will be used principally to establish additional PET Centers and for general corporate purposes. As of December 31, 2002 the Company had sold 321,668 shares of common stock for gross proceeds of $965,004 and incurred offering expenses of $47,606 resulting in net proceeds of $917,398. Of the shares sold, Theodore B. Shapiro, President and Chief Executive Officer and Director of Sagemark, purchased 33,334 shares for $100,002, Stephen A Schulman, Chief Executive Officer of Premier and Director of Sagemark, purchased 33,333 shares for $99,999, Robert L. Blessey, Secretary and Director of Sagemark purchased 33,334 shares for $100,002 and outside investors purchased 221,667 shares for $665,001. Each of the investors were granted "piggy-back" and certain demand registration rights with respect to the Shares.

During 2003, the Company commenced private placement offerings to accredited investors of 440,000 restricted shares of its common stock. The Company offered each share of common stock at $2.50 per share. There were no commissions or other compensation that was paid by the Company in connection with the offerings. The net proceeds from the private placements will be used principally to establish additional PET Centers and for general corporate purposes. During 2003, the Company sold 440,000 shares of common stock for gross proceeds of $1,100,000 and incurred offering expenses of $29,000 resulting in net proceeds of $1,071,000. Of the shares sold, Theodore B. Shapiro, President and Chief Executive Officer and Director of Sagemark, purchased 50,000 shares in exchange for $125,000 of deferred salary owed to him, Stephen A Schulman, Chief Executive Officer of Premier and Director of Sagemark, purchased 50,000 shares in exchange for $125,000 of deferred salary owed to him, and outside investors purchased 340,000 shares for $850,000.

Preferred Stock - As of December 31, 2003, the authorized number of shares of undesignated preferred stock, par value $1.00 per share, is 2,000,000 shares of which the following 2,962 shares are issued and outstanding as of December 31, 2003:

Series B (170 shares issued and outstanding) - The Series B subordinated preferred stock is redeemable at the option of the Company at the issue price of $87.50 per share. Each share is entitled to a $3.50 annual dividend, which is contingent upon after tax earnings in excess of $200,000. In the event of involuntary liquidation, the holders are entitled to $87.50 per share and all accrued dividends. Accumulated dividends on the Series B Preferred stock as of December 31, 2003 approximated $1,000. No dividends were declared for 2003 and 2002.

Series E (92 shares issued and outstanding) - The Series E preferred stock is entitled to an annual dividend of $.10 per share contingent upon after tax earnings in excess of $200,000. Accumulated dividends on the Series E preferred stock as of December 31, 2003 approximated $18. No dividends were declared for 2003 and 2002.

Series F (2,700 shares issued and outstanding) - In consideration for certain creditors granting extensions on former Company debts, the Company issued, in 1984, 2,700 shares of preferred stock at $1.00 per share. The nonvoting preferred stock, designated Series F, with a dividend rate of $8.00 per share, is redeemable at the option of the Company after July 1993 for $1.00 per share. The dividend is non-cumulative and is payable within 100 days from the close of any year in which net income after tax exceeds $500,000, and all dividends due on the Series B preferred stock are paid or provided for. Accumulated dividends on the Series F preferred stock as of December 31, 2003 approximated $43,000. No dividends were declared for 2003 and 2002.

(12) Treasury Stock

In October 1998, the Board of Directors authorized the Company to repurchase its common stock in unsolicited open market transactions in amounts of up to $500,000. As of December 31, 2002, the Company had repurchased 80,096 shares in transactions with an aggregate value of $247,000. On March 7, 2001, the Board of Directors authorized the purchase of shares of the Registrant's common stock in unrestricted open market transactions, subject to the aggregate purchase price for such shares not exceeding $25,000. On March 12, 2002, the Company consummated the TAL Purchase Agreement pursuant to which it transferred to TAL an approximate 27% limited partnership interest in Trident owned by it in exchange for 266,662 shares of the Company's common stock owned by TAL. As of December 31, 2003 and 2002 there were 346,758 shares of common stock held in treasury.

(13) Stock Option Plans and Stock Purchase Warrants

On July 22, 1999, the stockholder's of the Company approved the 1999 long-term incentive plan. Pursuant to the plan, the following stock purchase warrants and stock options were issued:

On March 7, 2001, the Company granted to Tara, a corporation in which Mr. Shapiro owns 10%, five year warrants to purchase an aggregate of 275,000 shares of its common stock at an exercise price of $1.125 per share and to Mr. Bright a five year warrant to purchase 50,000 shares of its common stock at an exercise price of $1.125 per share.

On May 21, 2001, the Company granted to Dr. Schulman a five year warrant to purchase 100,000 shares of its common stock at an exercise price of $1.31 per share and to Mr. Blessey, a five year warrant to purchase 12,500 shares of its common stock at an exercise price of $1.31 per share.

On May 25, 2001, the Company granted to Tara, a corporation in which Mr. Shapiro owns 10%, a five year warrant to purchase 100,000 shares of its common stock at an exercise price of $1.70 per share.

On June 14, 2001, the Company granted to Edward D. Bright, Chairman of the Board, a five year warrant to purchase 12,500 shares of its common stock at an exercise price of $1.70 per share. During 2003 and 2002 the Company recorded deferred stock compensation expense related to this warrant of $2,000 and $3,000 respectively.

On August 3, 2001, the Company issued to Mr. Mahoney an option to purchase 45,000 shares of its common stock at an exercise price of $1.90 per share and to four other non executive employees options to purchase an aggregate of 48,000 shares of its common stock at exercise price of $1.90 per share, with terms ranging from four to six years. During 2003 and 2002, options to purchase 14,000 and 3,000 shares of common stock were forfeited upon the resignation of the holder of such option.

On April 22, 2002, a two year warrant to purchase 3,333 shares of common stock, which was issued to Mr. Bright on April 22, 1999, expired unexercised.

In May 2002, pursuant to a Medical Advisory Agreement between the Company and a physician, the Company issued to the physician, a warrant to purchase 80,000 shares of its Common Stock exercisable at $3.45 per share, which was the fair market value on the date of issuance. Using the Black-Scholes option valuation formula, the warrant was valued at $276,000, representing deferred compensation expense which is reported as a separate component of stockholders' equity, and is being amortized over thirty-six months, the term of the Medical Advisory Agreement. During 2003 and 2002 the Company recorded amortized deferred stock compensation expense of $8,000 and $55,000, respectively, related to this warrant. During January 2003, the Medical Advisory Agreement was mutually terminated and the warrant to purchase 80,000 shares of common stock was cancelled. As a result of the cancellation of the warrant to purchase 80,000 shares of common stock, during the first quarter of 2003, deferred stock compensation expense and additional paid-in capital, both separate components of stockholders' equity, were reduced by $214,000.

On April 15, 2003, pursuant to an employment offer letter issued to a newly hired PET Technologist by Rockville PET Imaging, P.C., the PET Center managed by Premier's subsidiary, PET LI, the Company issued an option to purchase 10,000 shares of its common stock for $3.50 per share. The option has a term of four years from the date of issuance, a three year vesting period and was valued at $13,030 which is being amortized over the three year vesting period. During 2003, the Company recorded amortized deferred stock compensation expense of $2,000 related to this warrant.

The Company discloses information regarding stock options and similar equity instruments (collectively "Options") issued to employees pursuant to SFAS No. 123 and SFAS No. 148. As permitted by SFAS No. 123, the Company continues to measure compensation cost for stock option plans in accordance with APB No. 25, "Accounting for Stock Issued to Employees" and discloses the effects, on a pro forma basis, of using SFAS No. 123 in the footnotes to the financial statements. For purposes of calculating the pro forma expense under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used during the respective years to estimate the fair value of options granted:

Years ended December 31,                   2003         2002
------------------------------------------------------------------
Dividend yield                              0.0%         0.0%
Expected volatility                       59.48%      337.17%
Risk-free interest rate                    2.12%        4.25%
Expected life of options                   4.00 years   4.00 years

Compensation cost charged to operations in 2003 and 2002 was $12,000 and $58,000, respectively. Had compensation cost for the Company's stock option plan been determined consistent with the fair value method outlined in SFAS No. 123, the impact on the Company's net loss and loss per common share would have been as follows:

Years ended December 31,                   2003          2002
-------------------------------------------------------------
Net loss as reported                ($1,584,000)  ($2,082,000)
Deduct:  Amount by which stock-
 based employee compensation as
 determined under fair value
 based method for all awards
 exceeds the compensation as
 determined under the intrinsic
 value method                           (72,000)      (79,000)
-------------------------------------------------------------
Pro forma net loss                   (1,656,000)  ($2,161,000)
=============================================================

Basic and diluted net loss
 per common share:
  As reported                            $(0.80)       ($1.40)
  Pro forma under SFAS No. 123           $(0.84)       ($1.45)

The following table summarizes the Company's fixed stock purchase warrants and options for 2003 and 2002.

                                                2003                   2002
                                              Weighted               Weighted
                                              Average                Average
                                     2003     Exercise      2002     Exercise
                                    Shares      Price      Shares      Price
----------------------------------------------------------------------------
Outstanding at beginning of year   720,000      $1.59     646,333      $1.38
Granted                             10,000      $3.50      80,000      $3.45
Exercised                               --         --          --         --
Forfeited                          (94,000)     $3.22      (6,333)     $3.27
Outstanding at end of year         636,000      $1.38     720,000      $1.59
Options exercisable at year end    619,333      $1.35     608,001      $1.58
Weighted-average fair value of
 options granted during the year                $1.30                  $3.45

Shares subject to the 1999
 long-term incentive plan        1,600,000              1,600,000
Shares issued pursuant to the
 1999 long-term incentive plan     636,000                720,000
Shares available for issuance
 under the 1999 long-term
 incentive plan                    964,000                880,000

As of December 31, 2003, the 636,000 warrants and options outstanding have exercise prices ranging between $1.13 and $3.50 and a weighted-average remaining contractual life of 2.4 years.

(14) Related Party Transactions

Robert L. Blessey is a member of the Company's board of directors and is the Company's general counsel. During 2003 and 2002 the Company incurred $150,000 and $205,000 of legal fees., respectively, to Mr. Blessey. At December 31, 2003 the Company owes Mr. Blessey $249,000.

Dr. Stephen A. Schulman is a member of the Company's board of directors and the Chief Executive Officer of Premier. During each of 2003 and 2002, the Company made aggregate lease payments of $68,000 for its administrative offices in Boca Raton, Florida and a building for PET Wichita to companies controlled by Dr. Schulman. During 2003 and 2002 the Company incurred billing and collection expenses of $62,000 and $48,000, respectively, and CT Fusion Scan fees of $38,000 and $21,000, respectively, both payable to companies controlled by Dr. Schulman. At December 2003 the Company owes such entities $58,000. During 2003, $134,000 of net patient service revenue was from an entity owned by Dr. Schulman.

On May 14, 2001 the Company acquired all of the stock of Premier P.E.T. Imaging International, Inc. and Premier Cyclotron International Corp. from Pamels Corp., Mercury Capital Corp., John M. Donaldson Revocable Trust, Tara Capital, Inc. and Bocara Corporation (the "Sellers") for 6,000 shares of the Company's common stock. Theodore B. Shapiro, the Company's Chief Executive Officer, President and a member of the Company's board of directors, owns 10% of Tara Capital, Inc. and the remaining 90% is owned by his relatives. Robert L. Blessey, Secretary and a member of the Company's board of directors, is a shareholder of Bocara Corporation. Dr. Schulman, a member of the Company's board of directors and Chief Executive Officer of Premier is a shareholder of Pamels Corp. The Sellers will receive an additional 319,500 shares of the Company's common stock for each of the first six PET Centers established by Premier if and when the PET Center achieves positive earnings (calculated before the deduction of interest expense, income taxes, depreciation and amortization) in any month during the first eighteen months of each PET Center's operations. By virtue of an agreement dated as of December 2, 2002, we modified this agreement with respect to our Wichita, Kansas PET Center by extending the applicable time period for an additional twelve months and by agreeing that the admission of an additional partner in Premier P.E.T. Imaging of Wichita LLC prior to such date will be an additional condition to the issuance of such shares. On December 30, 2003 the Stock Purchase Agreement was amended whereby, among other things, the Sellers will reduce the aggregate number of shares they are entitled to receive by 502,000 shares. However, in the event that the Company's newly planned Queens PET Center does not receive $350,000 working capital funding by February 29, 2004, any of Premier's Founders may provide notice to the Company whereupon this amendment to the Stock Purchase Agreement becomes null and void. These additional shares of common stock will have certain registration rights and in the event that either the outpatient diagnostic imaging centers discontinue their operations or are adjudicated bankrupt within two years after the consummation of this acquisition, the Company has the right to repurchase these shares for one dollar. See Note 17.

On March 12, 2002, the Company consummated a transaction pursuant to a Purchase Agreement with Technology Acquisitions Ltd. ("TAL") which was entered into on September 18, 2001 (the "TAL Purchase Agreement"). Pursuant to the terms of the TAL Purchase Agreement, the Company transferred to TAL an approximate 27% limited partnership interest in Trident owned by it in exchange for 266,662 shares of the Company's common stock owned by TAL (the "TAL Shares"). Following the consummation of the TAL Purchase Agreement, the Company owns an approximate 34.5% limited partnership interest in the Partnership (the "Remaining Limited Partnership Interest"). Additionally, the Partnership agreed to purchase the Remaining Limited Partnership Interest for a total purchase price of $2.6 million with and to the extent it receives any proceeds from the sale of its debt or equity securities during a period which expired on September 30, 2002 from certain specified investors including Frank DeLape and Benchmark Equity Group, Inc., an entity in which Mr. DeLape is Chairman of the Board and Chief Executive Officer. Mr. DeLape is also an officer and shareholder of TAL, a former member of the Board of Directors of the Company and a general partner of Sagemark Management LLC, the General Partner of the Partnership. None of the Company's remaining Limited Partnership interest has been purchased. On September 18, 2001 pursuant to a separate agreement between the Company, Gemini VII, Inc., Frank DeLape and Richard Young, and in further consideration of the agreement by TAL to transfer the TAL Shares to the Company, the Company agreed, subject to and simultaneous with the closing under the Purchase Agreement, to cancel the Gemini VII, Inc. note and the related guaranty.

(15) Legal Proceedings

Although the Company is a party to certain legal proceedings that have occurred in the ordinary course of business, the Company does not believe such proceedings to be of a material nature.

(16) New Authoritative Pronouncements

In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003. In December 2003, the FASB issued Interpretation No. 46(R) ("FIN 46R") which revised certain provisions of FIN 46. Publicly reporting entities that are small business issuers must apply FIN 46R to all entities subject to FIN 46R no later than the end of the first reporting period that ends after December 15, 2004 (as of December 31, 2004, for a calendar year enterprise). The effective date includes those entities to which FIN 46 had previously been applied. However, prior to the application of FIN 46R, a public entity that is a small business issuer shall apply FIN 46 or FIN 46R to those entities that are considered special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003 (as of December 31, 2003 for a calendar year enterprise). The Company does not expect the adoption of FIN 46 or FIN 46R to have a material effect on its consolidated financial position or results of operations.

In April 2003, SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149") was issued. SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". This statement is effective for contracts entered into or modified after June 30, 2003.

During 2003, SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150") was issued. SFAS 150 establishes standards for classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in certain cases). The provisions of SFAS 150 are effective for instruments entered into or modified after May 31, 2003 and pre-existing instruments as of July 1, 2003. On October 29, 2003, the FASB voted to indefinitely defer the effective date of SFAS 150 for mandatorily redeemable instruments as they relate to minority interests in consolidated finite-lived entities through the issuance of FASB Staff Position 150-3.

In December 2003, a revision of SFAS 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits" was issued, revising disclosures about pension plans and other post retirements benefits plans and requiring additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans.

The Company expects that the adoption of the new statements will not have a significant impact on its financial statements.

(17) Subsequent Events (Unaudited)

On March 1, 2004 the Company's Chief Executive Officer, Mr. Shapiro, exchanged $275,000 of his deferred salary for 110,000 shares of Common Stock.

As of February 29, 2004, the Queens PET Center had not received a $350,000 working capital funding, however as of April 14, 2004, none of the Premier Founders have given the Company notice to null and void the December 30, 2003 amendment to the Stock Purchase Agreement. See Notes 1 and 14.

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